Exhibit 5.1

Manatt, Phelps & Phillips, LLP

April 26, 2013

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, California 93111-2310

Re:	Registration Statement on Form S-3

Commission File No. 333-172190

Ladies and Gentlemen:

We have acted as special counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of (i) 513,827 shares of its common stock, par value $0.001 per share (the “Shares”), (ii) warrants to purchase 513,827 shares of its common stock, par value $0.001 per share (the “Warrants”), and (iii) 513,827 shares of its common stock, par value $0.001 per share, underlying the Warrants (the “Warrant Shares”). The Shares and Warrants are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2011 and amended by Amendment No. 1 to Form S-3 filed with the Commission on April 11, 2011 (Registration No. 333-172190) (the “Registration Statement”). The Shares and Warrants are issued pursuant to a prospectus supplement dated April 24, 2013 (the “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, Warrants and Warrant Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

Superconductor Technologies Inc.

April 26, 2013

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that, as of the date hereof:

(1) The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Registration Statement and the Prospectus Supplement, and pursuant to the terms of the form of the Securities Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed April 30, 2013 (the “Securities Purchase Agreement”), the Shares will be validly issued, fully paid and nonassessable; and

(2) The issuance of the Warrants has been duly authorized, and when and if issued and delivered against payment therefor in accordance with the Resolutions, the Registration Statement and the Prospectus Supplement, and pursuant to the terms of the Securities Purchase Agreement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or principles affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution; and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

“Resolutions” means the resolutions of the Board of Directors of the Company, and/or a duly authorized committee thereof, relating to, among other things, the registration and issuance, as applicable, of the Shares, Warrants and Warrant Shares, certified as of the date hereof by an officer of the Company. In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Shares, Warrants and Warrant Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock of the Company that the Company is then authorized to issue under its Restated Certificate of Incorporation, as amended.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the current internal laws of the State of New York and the Federal securities laws of the United States of America. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This

Superconductor Technologies Inc.

April 26, 2013

opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares, Warrants or Warrant Shares.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the prospectus supplement relating to the Shares, Warrants and Warrant Shares and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed April 30, 2013. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Very truly yours,

/S/ MANATT, PHELPS & PHILLIPS, LLP
Manatt, Phelps & Phillips, LLP